CALCULATION OF FILING FEE TABLE

Form S-8

8x8, Inc.

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Equity—Common	Other	19,906,560(3)	$1.6925	$33,691,852.80	.00014760	$4,972.92
Total Offering Amounts					$33,691,852.80		$4,972.92
Total Fee Offsets							$—
Net Fee Due							$4,972.92

(1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of common stock, par value $0.001 per share (“Common Stock”), of 8x8, Inc. (the “Registrant”) that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The computation is based upon the average of the high and low prices for a share of Common Stock as reported on the Nasdaq Global Select Market on August 20, 2024.

(3) Represents: (i) 2,501,045 shares of Common Stock added to the 8x8, Inc. 2022 Equity Incentive Plan, as amended, of which 1,091,710 shares would have been issuable upon the vesting of certain awards granted under the Registrant's Amended and Restated 2012 Equity Incentive Plan and 1,409,335 shares would have been issuable upon the vesting of certain awards granted under the Registrant's 2022 Equity Incentive Plan, as amended, but that in each case were canceled or forfeited prior to vesting and as such became available for issuance under the Registrant's 2022 Equity Incentive Plan, as amended, pursuant to its terms; (ii) 155,515 shares added to the Registrant's Amended and Restated 2017 New Employee Inducement Incentive Plan, which would have been issuable upon the vesting of certain awards granted under the Registrant's Amended and Restated 2017 New Employee Inducement Incentive Plan, but that were canceled or forfeited prior to vesting and as such became available for issuance again under the Registrant's Amended and Restated 2017 New Employee Inducement Incentive Plan pursuant to its terms; (iii) 14,000,000 shares of Common Stock added to the 8x8, Inc. 2022 Equity Incentive Plan pursuant to an amendment to the 8x8, Inc. 2022 Equity Incentive Plan authorized by the stockholders of the Registrant on August 15, 2024; and (iv) 3,250,000 shares of Common Stock to account for future shares that may become granted and subsequently cancelled prior to vesting and which will be issuable to eligible individuals under the 8x8, Inc. 2022 Equity Incentive Plan, as amended, and the Amended and Restated 2017 New Employee Inducement Incentive Plan.